Letter of Intent

October 6, 1997

Glenn Fine, President
Casino Journal Publishing Group
VIA Facsimile

Re:   Letter of Intent to Acquire Casino Journal Publishing Group

Dear Mr. Fine:

This letter shall confirm the mutual intent of Gaming Venture Corp., .S.A. ("Gaming"), a Nevada corporation, and the businesses that trade under the name Casino Journal publishing Group ("Casino") to enter into a written agreement ("Definitive Agreement") pursuant to which Gaming will acquire all of the outstanding ownership interests of Casino, which is currently owned by four individuals in exchange for a total of three (3) million shares of Gaming (subject to secretion to offset the dilutive effect of new share issuances between the date hereof and the closing of the transactions contemplated by this Letter of Intent), which represents a sixty-six (66)% interest in Gaming,
inclusive of all outstanding warrants and options, if any.   The total amount
of shares granted to Casino is expected to be 3 million shares or 65% of the total shares outstanding including the shares underlying the 80,000 options granted to Casino shareholders referenced below whichever is greater

Casino Journal Publishing Group consists of the following:

a.   Casino Journal of Nevada, Inc., 100% owned by Glenn Fine:
b. Casino Journal Publishing Group, Inc. (formerly Ace Marketing, Inc.), 100% owned by Glenn Fine;
c. Casino Communications, 50% owned by Glenn Fine, 50% owned by Glenn Fine, 50% by Adam Fine;
d. Gaming Entertainment Exposition, Inc., 42.5% owned by Robert Gros, and 15% owned by Lisa Robertson.

Gaming Venture Corp., U.S.A. is a publicly traded corporation, which is the sole owner of Gaming Venture's West, Inc., d/b/a/ Bruce Merrin Public Relations and Advertising and d/b/a/ Celebrity Speakers and Entertainment.

The material terms and conditions of the Definitive Agreement shall include, but not be limited to, the following:

1. In addition to the 3 million common shares to be granted to the shareholders of Casino, Gaming has granted the shareholders of Casino, a total of 80,000 options to purchase Gaming shares at a price of 3 5/16 ($3.3125),
the closing price of Gaming common shares on September 24, 1997.   The options
shall expire 2 years after the execution of the Definitive Agreement, but shall not vest unless the transactions contemplated by this Letter of Intent
and the definitive Agreement are consummated.   In the event that the
transactions contemplated by the Definitive Agreement are not consummated, the
options will be canceled.   The shareholders of Casino shall have the right to
transfer all or a portion of the option to parties that have assisted Casino or its shareholders in connection with the Definitive Agreement and the
transactions contemplated thereby.   Upon such transfer, written notice shall
be delivered by Casino to Gaming.

2. Gaming and Casino shall immediately begin their due diligence review, including review by Gaming of Casino's books and records for purposes of
completing a financial audit.   The parties agree to use their best efforts to
complete due diligence by December 31, 1997, and Gaming and Casino shall use its best efforts to complete the preliminary audit of Casino by November 30,
1997.   Upon execution of the Definitive Agreement, each of the parties shall acknowledge that they have satisfactorily completed all due diligence in connection with the transactions contemplated by this letter of Intent.

3. The Definitive Agreement to be negotiated, executed and delivered by the parties shall include: (a) the usual and customary representations and warranties by Casino, including, among others, Casino has all requisite power and authority to enter into, perform and consummate the transactions
contemplated by the Definitive Agreement;   Casino has all appropriate
licenses to carry on its business as now conducted; Casino is not in default of any material agreement or obligation; all financial statements and other financial information regarding Casino and supplied to Gaming is true and correct in al material respects and prepared in accordance with generally accepted accounting principals; and an absence of any material adverse change since the date of the last financial statement; (b) the usual and customary representations and warranties by Gaming, including among others, Gaming is a corporation duly organized and validly existing and in good standing under the was of the State of Nevada; Gaming has all requisite corporate power and authority to enter into, perform and consummate the transactions contemplated by the Definitive Agreement, Gaming has all appropriate licenses to carry on its business as now being conducted; Gaming is not in default of any material agreement or obligation; all financial statements and other financial information regarding Gaming and supplied to Casino is true and correct in all material respects an prepared in accordance with generally accepted accounting
principals.   Gaming is not and the consummation of the transactions
contemplated by this Letter of Intent will not be in violation of any laws relating to the sale or transfer of securities; (c) conditions with respect to each party obtaining all necessary consents and approvals from various governmental agencies and their parties, if any, and (d) various additional covenants appropriate to the transaction.

4. Upon execution of this Letter of Intent, until such time as the Letter of Intent expires, is terminated or a Definitive Agreement is signed, Gaming and its representative shall have access to all information in Casino's possession relating to the ownership, operations, business and affairs of Casino and Casino and its representatives shall have access to all information in Gaming's possession relating to the ownership, operations business and affairs
of Gaming.   Such access shall be granted during normal business hours upon reasonable notice to the party from whom such information is requested.

5. Gaming and Casino agree that any and all information relating to the transaction proposed by this Letter of Intent and the business and affairs of the other party to this transaction, including but not limited to the purchase
price, shall be kept confidential.   Each party agrees to (a) inform each of
its representatives who receive the information of the confidential nature of such information and agree to direct all such representatives to treat such information confidentially and not to use it other than for the purpose of analyzing and evaluating the transactions described in this Letter of Intent;
(b) to be responsible, n any event, for any breach of this Letter of Intent by any of its representatives; (c) to make all reasonable, necessary and appropriate efforts to safeguard the information from disclosure to anyone other than as permitted by this Letter of Intent; and (d) to keep a record of the information furnished to the other party and of the location of such
information.   In the event that the Definitive Agreement is not signed, each party agrees to return to the other party any documents or information, including financial statements, to the other party.

6. Except for (1) any requirements imposed on purchaser or seller on Casino or Gaming by law, and (2) public announcements approved in writing by both Gaming and Casino, Gaming and Casino on behalf of themselves and their affiliates agree that the terms of this Letter of Intent, the Definitive Agreement and the entire transaction herein contemplated shall be kept in confidence and shall not be disclosed to any other person or entity.

7. All action required to be taken by Casino and Gaming to authorize the execution, delivery and performance of this Letter of Intent an consummation of the transactions contemplated hereby shall have been duly and validly taken by the appropriate shareholders, officers or directors of such party.
Evidence of such authorization shall be presented by each party upon request.

8. Each party shall pay its own costs and expenses, including any and all legal and accounting fees, in connection with this Letter of Intent, Definitive Agreement and consummation of the transactions contemplated thereby, except that Gaming shall bear the costs of the preliminary audit and
full audit of Casino.   However, if the Definitive Agreement is not
consummated for any reason other than the failure of Gaming to obtain the requisite approval from its board of directors and/or its shareholders, the parties shall equally bear the cost of the preliminary audit and full audit.

9.   Casino and Gaming will use their commercially reasonable efforts to
execute a Definitive Agreement on or before February 1, 1998.   From the time
this Letter of Intent is executed by both, each of Gaming and Casino agree to refrain from signing any agreements with any other party for any type of merger or acquisition while this Letter of Intent is in effect.

10. Casino and Gaming shall agree that the Board of Directors of Gaming immediately following the consummation of the transactions consummated by the Definitive Agreement shall consist of seven members, four of whom shall be designated by Casino and three of whom shall be designated by Gaming, and such Board of Directors shall appoint the officers of the Company as follows:
Glenn Fine-Chairman of the Board and President; Alan Woinski - Vice-Chairman of the Board and CEO; and Adam Fine, Roger Gros an Lisa Robertson - Vice
Presidents and Board members.   The purpose of this Letter is solely to state
a proposal by Gaming to acquire Casino.   This letter shall be used as a basis
for negotiation of the Definitive Agreement to be executed by them.   If the
Definitive Agreement is not executed on or before February 1, 1998, this letter shall be void and of no further force and effect and neither Gaming and Casino shall have any liability to the other, except for the agreement with respect to the costs of the audit and the confidentiality provisions as set
forth in Paragraphs 5 and 8 above.   This letter does not create any legally
binding obligations except as specifically set forth herein.  Thank you for
your agreement.   We are in earnest in our desire to begin the process.

Sincerely,

Gaming Venture Corp., U.S.A.

By: /s/ Alan R. Woinski
   -------------------------------
    Alan R> Woinski, President

CASINO JOURNAL PUBLISHING GROUP

Casino Journal of Nevada, Inc.

By: Glenn Fine
    ---------------------
    Glenn Fine, President

Casino Journal Publishing Group, Inc.  (formerly Ace Marketing, Inc.)
By:  Glenn Fine
     --------------------
     Glenn Fine, President

Casino Communications

By:   Glenn Fine
      -------------------
      Glenn Fine, President


Gaming Entertainment Exposition, Inc.

By:   Glenn Fine
      -------------------
      Glenn Fine, President